Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

OF

NORTHERN TRUST CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Northern Trust Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: that at a meeting of the Board of Directors of the Corporation on July 21, 2009, resolutions were duly adopted setting forth the proposed elimination of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B of the Corporation as set forth herein:

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to execute, acknowledge and file, in accordance with the provisions of the General Corporation Law of the State of Delaware, a certificate of elimination setting forth that none of the authorized shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B of the Corporation are outstanding, and that, as of the effective time of such certificate, none will be outstanding or be issued subject to the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B of the Corporation governing such series, previously filed by the Corporation with the Secretary of State of the State of Delaware on November 13, 2008, in such form as the officer executing the same shall determine to be necessary, advisable or appropriate, such determination to be conclusively established by the execution thereof.

SECOND: that the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B of the Corporation, establishing 1,576,000 shares of the above Fixed Rate Cumulative Perpetual Preferred Stock, Series B of the Corporation, was originally filed in the office of the Secretary of State of the State of Delaware on November 13, 2008 (the “Certificate of Designations”).

THIRD: that in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation of the Corporation is hereby amended to eliminate therefrom all matters set forth in the Certificate of Designations with respect to the Fixed Rate Cumulative Perpetual Preferred Stock, Series B of the Corporation.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this 21st day of July, 2009.

NORTHERN TRUST CORPORATION

By:	/s/ Rose A. Ellis
Name:	Rose A. Ellis
Title:	Corporate Secretary